Emergent BioSolutions Receives $22.3 Million Delivery Order Modification to Supply BioThrax® (Anthrax Vaccine Adsorbed) to the U.S. Department of War

GAITHERSBURG, Md., Nov. 04, 2026 (BUSINESSWIRE) -- Emergent BioSolutions Inc. (NYSE: EBS) today announced that it has received a modification exercising an option period under its existing delivery order valued at up to $22.3 million to supply BioThrax® (Anthrax Vaccine Adsorbed) to the U.S. Department of War (DoW). The first delivery, which is valued at approximately $7.4 million, will begin this year, and remaining deliveries are expected in 2027.

This order is under Emergent’s existing indefinite-delivery/indefinite-quantity (IDIQ) contract (W911SR24D0001), led by the Portfolio Management Executive for Chemical, Biological, Radiological and Nuclear Defense (PME CBRND) in collaboration with the Defense Health Agency to supply BioThrax® for use by all branches of the U.S. military as pre-exposure prophylaxis (PrEP) for anthrax disease. Anthrax remains a significant biological threat due to its potential use in a bioterrorism event and its implications for national security.

“We’re pleased to continue supporting the Department of War’s efforts to maintain preparedness against critical biological threats like anthrax,” said Paul Williams, senior vice president, head of products business, global government and public affairs at Emergent. “Delivering dependable access to BioThrax® helps protect our nation’s service members who have an elevated risk of anthrax exposure.”

This award builds on Emergent’s work with the U.S. government to support anthrax preparedness. In August 2026, Emergent received a contract modification valued at approximately $24 million to supply CYFENDUS® (Anthrax Vaccine Adsorbed, Adjuvanted) to the Biomedical Advanced Research and Development Authority (BARDA) for anthrax preparedness efforts.

About BioThrax® (Anthrax Vaccine Adsorbed) BioThrax® vaccine is indicated for the active immunization for the prevention of disease caused by Bacillus anthracis in persons 18 through 65 years of age. BioThrax® is approved for (1) pre-exposure prophylaxis of disease in persons at high risk of exposure; and (2) post-exposure prophylaxis of disease following suspected or confirmed Bacillus anthracis exposure, when administered in conjunction with recommended antibacterial drugs. The efficacy of BioThrax® for post-exposure prophylaxis is based solely on studies in animal models of inhalational anthrax.

Select Important Safety Information

Contraindication: Severe allergic reaction (e.g., anaphylaxis) after a previous dose of BioThrax® or a component of the vaccine. Warnings and Precautions: Latex: The stopper of the vial contains natural rubber latex and may cause allergic reactions in latex sensitive individuals. Pregnancy: Avoid use in pregnancy unless the potential benefit outweighs the potential risk to the fetus. Adverse Reactions: The most common (>10%) local (injection-site) adverse reactions observed in clinical studies were tenderness, pain, erythema, edema, and arm motion limitation. The most common (≥5%) systemic adverse reactions were muscle aches, fatigue, and headache.

Please see the full Prescribing Information for BioThrax® for additional safety information.

Disclaimer: The views and opinions expressed herein regarding any specific commercial products, process, or service by trade name, trademark, manufacturer, or otherwise do not necessarily constitute or imply endorsement, recommendation, or favoring by the United States government and shall not be used for advertising or product endorsement purposes.

About Emergent BioSolutions At Emergent, our mission is to protect and save lives. For over 25 years, we’ve been at work preparing those entrusted with protecting public health. We deliver protective and life-saving solutions for health threats like smallpox, mpox, botulism, Ebola, anthrax and opioid overdose emergencies. To learn more about how we help prepare communities around the world for today’s health challenges and tomorrow’s threats, visit our website and follow us on LinkedIn, X, Instagram, Apple Podcasts and Spotify.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding the expected timing of future BioThrax® deliveries and Emergent’s ability to increase inventories of BioThrax® to meet requested levels within specified time frames, are forward-looking statements. Forward-looking statements are based on our current intentions, beliefs, and expectations regarding future events based on information that is currently available. If underlying assumptions prove inaccurate or if known or unknown risks or uncertainties materialize, actual results could differ from our expectations and the forward-looking statements. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events, or circumstances. Readers should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the U.S. Securities and Exchange Commission, when evaluating our forward-looking statements.

Investor Contact:
Richard S. Lindahl
Executive Vice President, CFO
lindahlr@ebsi.com

Media Contact:
Assal Hellmer
Vice President, Communications
mediarelations@ebsi.com